June 20, 2005

<<Investor Name>>

<<Street Address>>

<<City, State, Zip>>

Re: Distributions from Property Sales

Dear <<Investor Name>>:

I am pleased to provide you with an estimate of your distribution of net proceeds from the sale of certain properties in which Wells Real Estate Fund I ("Wells Fund I") was invested. In August 2005, Wells plans to pay your distribution on the properties sold in the estimated amount of $<<dollars>>. Please note that this figure represents a gross amount, and any federal or state tax withholding rules will be applied to the final distribution.

I also have included any Net Sale Proceeds (NSP) distribution instructions on file where applicable. In the event we do not have instructions on file, Wells will use the default instructions. If you would like to reinvest your distribution in another Wells product, please notify your financial representative to ensure Wells receives the proper paperwork no later than July 29, 2005.

<<Smart Paragraph A: Only Insert for Wells Advisors Accounts>>

<<U.S. Bank, N.A. Account

Our records indicate that U.S. Bank, N.A., is your IRA custodian. We highly recommend that you contact your financial representative in order to understand the tax and/or other implications related to this planned distribution. If Wells does not receive NSP distribution instructions by July 29, 2005, U.S. Bank will place your distribution into a U.S. Bank insured money market savings account within your IRA so that it will be treated as a nontaxable event. The funds will remain in this account until Wells receives instructions from you to liquidate your investment in the U.S. Bank insured money market savings account.

The estimated amount of net sale proceeds being distributed to Wells Fund I limited partners is $6 million. Wells will disburse your portion of the net sale proceeds as follows:

INSTRUCTIONS <Default/On File>

INSTRUCTION TYPE <Check/EFT/DRP/IRA Transfer>

RECIPIENT <Who>

ADDRESS <Only for Check or IRA Transfer>

FIXED AMOUNT/PERCENT <How $ is split for multiple instructions>

ELECTIVE WITHHOLDING PERCENT <If any>

EXTERNAL ACCOUNT NUMBER <Third Party Account Number>

As a reminder, the distribution of net sale proceeds is governed by Article IX of the Partnership Agreement. Article IX provides, among other things, that after payment of all Partnership debts and liabilities and the establishment of any reserves that the General Partners deem reasonably necessary, net sale proceeds will be distributed to A and B limited partners in accordance with the positive balance in their Capital Accounts.

With regard to the reference to "debts and liabilities" above, since 1987 Wells Management Company, Inc. has been providing Wells Fund I with real estate and fund management services but has not been receiving the management fees stipulated in the Partnership and Property Management Agreements. As you should know, Wells Management Company, Inc. had elected to defer these fees.

Now that we are distributing net sale proceeds and the appeal on the Johnston vs. Wells Real Estate Fund I lawsuit has been dismissed, we have paid the accrued management fees through December 31, 2004. This payment totaled $3,032,773, of which $374,494 was reimbursed by an affiliate, resulting in a net payment from Wells Fund I of $2,658,279.

For your reference, the proceeds for the estimated $6 million distribution are coming from the sales of Crowe's Crossing and Cherokee Commons. As detailed below, the General Partners are reserving $3,111,125 in net sale proceeds (the originally estimated $2.8 million plus the reimbursement noted above) to fund anticipated building improvements, tenant improvements, re-leasing costs at the remaining properties (Black Oak Plaza, Heritage Place -- Office, and Paces Pavilion), and other future operations expenses including, but not limited to, legal costs.

  The Crowe's Crossing sale closed on January 1, 2001. The net sale proceeds from this transaction were $6,486,652, and the asset was 100% owned by Wells Fund I. Of those proceeds, $1,481,087 has been used to pay the property management fee liability accrued to Wells Management Company, Inc. through the date of the sale of Crowe's Crossing. The remaining $5,005,566 will be included in the planned distribution.
  The Cherokee Commons property was sold on October 1, 2001. The total net sale proceeds from this transaction were $8,414,089, out of which $2,126,109 in proceeds were allocated to Wells Fund I, which owned approximately 25% of the asset. Of Wells Fund I's proceeds, $23,331 has been used to pay the property management fee liability accrued to Wells Management Company, Inc. through the date of the sale of Cherokee Commons. Of the remaining proceeds, $994,434 will be included in the planned distribution. The residual proceeds of $1,108,344 are being reserved to pay anticipated re-leasing and capital costs for the remaining properties in Wells Fund I.
  The sale of a portion of Peachtree Place closed on August 31, 2000, and total net sale proceeds of $633,695 were allocated to Wells Fund I, which owned approximately 90% of the property. All of these proceeds were used to pay the property management fee liability accrued to Wells Management Company, Inc. through the date of the sale of Peachtree Place. As a result, no proceeds from the sale of Peachtree Place are available for distribution to the limited partners.
  The retail portion of Heritage Place was sold on April 8, 2003. Wells Fund I owned approximately 52% of Heritage Place, and $1,665,121 of the net sale proceeds from this transaction were allocated to Wells Fund I. Of those proceeds, $266,967 has been used to pay the property management fee liability accrued to Wells Management Company, Inc. through the date of the sale of the Heritage Place retail center. The remaining $1,398,155 is being reserved to fund anticipated re-leasing costs and capital expenditures at the remaining properties in Wells Fund I.
  The remainder of Peachtree Place was sold on June 18, 2004, and total net sale proceeds of $857,826 were allocated to Wells Fund I, which owned approximately 90% of the property. Of those proceeds, $253,200 has been used to pay the property management fee liability accrued to Wells Management Company, Inc. through December 31, 2004. The remaining $604,626 is being reserved to fund anticipated re-leasing costs and capital expenditures at the remaining properties in Wells Fund I.

Should you have any questions, please call us at 800-557-4830. Our Client Services Specialists are available Monday through Thursday from 8:15 a.m. to 6:30 p.m., and Friday from 8:15 a.m. to 5:30 p.m. (ET). You may also send an e-mail to clientservices@wellsref.com.

As always, it is our privilege to serve you. Thank you for your continued confidence in Wells Real Estate Funds.

Sincerely,

/s/ Leo F. Wells, III

Leo F. Wells III

General Partner

cc: Financial Representative

This correspondence may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Readers should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made herein. Factors that could contribute to such differences include, but are not limited to, changes in general economic and business conditions, transaction costs and prices, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this correspondence. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. This is neither an offer nor a solicitation to purchase securities.